Exhibit 10.1

WESCO International, Inc.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219

June 12, 2025
Dirk Naylor
730 Dornoch Dr.
Ann Arbor, MI 48103

Dear Dirk:
    I am pleased to extend this offer for you to become the Executive Vice President & General Manager, Communications & Security Solutions of our Company.
1.Employment Terms. The principal terms of your compensation and benefits in connection with your employment with the Company will be as set forth on Exhibit A to this Letter (the “Term Sheet” and together with this Letter and Exhibit B hereto, this “Agreement”), subject to approval of Wesco’s Compensation Committee or Board of Directors, as applicable.
2.Restrictive Covenants. As a condition of your employment with the Company and your entitlement to receive the compensation and benefits set forth in the Term Sheet, you hereby acknowledge and agree that you shall be subject to the restrictive covenants set forth in Exhibit B hereto (the “Restrictive Covenants”).
3.Section 409A. It is intended that the payments and benefits provided under this Agreement will be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement will be construed in a manner that effects such intent to the greatest extent possible. However, the Company shall not be held liable for any taxes, interests or penalties that you owe with respect to any payments or benefits provided under this Agreement. With respect to any amounts payable hereunder in installments, each installment shall be treated as a separate payment for purposes of Section 409A of the Code. For purposes of any payment due hereunder upon a termination of employment that is subject to the provisions of Section 409A of the Code, such phrase or any similar phrase shall mean a “separation from service” as defined by the default provisions of Treasury Regulation 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of your separation from service during the six-month period immediately following such separation from service shall instead be paid or provided on the first business day following the date that is six months following your separation from service.

If you die following your separation from service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of your estate within 30 days following the date of your death.
4.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
5.Arbitration. Except with respect to claims for breach of the Restrictive Covenants, for which the Company may seek enforcement in any court having competent jurisdiction at its election, any dispute arising between you and the Company with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration before a panel of three arbitrators in Pittsburgh, Pennsylvania, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision of the arbitrators shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrators and the parties; and shall be rendered within 60 days following the arbitrators being impaneled. You shall bear your, and the Company shall bear its, own costs and expenses associated with the arbitration. The arbitrators shall be selected in accordance with the rules of the American Arbitration Association.
6.Entire Agreement; Amendments. This Agreement represents the complete understanding between you and the Company regarding the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Agreement shall continue in full force and effect.
7.Employment At Will; Tax Withholding. This Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Your employment with the Company will be “at will”, which means that either you or the Company may terminate your employment relationship at any time, with or without cause or notice. Employment with the Company for purposes of this Agreement shall include employment with any subsidiary or affiliate of the Company. The Company reserves the right to withhold or cause to be withheld applicable taxes from any amounts paid pursuant to this Agreement to the extent required by applicable law. You, or your estate, shall be responsible for any and all tax liability imposed on amounts paid hereunder.

8.Successors. The terms of this Agreement are intended to be binding legal obligations of the Company and any successor to the Company by merger, consolidation, business combination, purchase, reorganization or otherwise. In the event of any transaction that results in the transfer of all or substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement.

Sincerely,
By:	/s/ Christine A. Wolf
Name: Christine A. Wolf Title: EVP, Chief Human Resources Officer
Acknowledged and Agreed:
/s/ Dirk Naylor
Dirk Naylor

Exhibit A
Term Sheet

Title:	Executive Vice President, Communications & Security Solutions
Start Date:	June 30, 2025
Principal Work Location:	Glenview, Illinois
Annual Base Salary:	$550,000 annual rate to be paid in accordance with the applicable payroll practice in effect from time to time.
Annual Cash Bonus:
Your target annual bonus will be 90% of your annual base salary with a payout opportunity of zero to 180% of your annual base salary, based on the achievement of performance objectives as established annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Payment of your earned annual bonus (if any) is subject to your continued employment through the applicable bonus payment date, except as otherwise provided in this Term Sheet or by the terms of the Company’s annual bonus program as in effect from time to time.

Equity Grant:
Within forty-five (45) of the start date, you will be eligible to receive an equity grant with an aggregate grant date fair value of $1,500,000, consisting of 50% Performance share Units, 25% Restricted Stock Units and 25% Non-Qualified Stock Options. The grants are subject to the approval of the Compensation Committee of the Company’s Board of Directors and will be subject to the terms and conditions set forth in the applicable award agreements.

Stock Ownership Guidelines:
It is expected that you achieve and maintain an ownership position in Company common stock equal to 2x your annual base salary in accordance with the Stock Ownership Guidelines for Wesco Executives as in effect from time to time.

Health, Welfare, and Other Benefit Programs:	You will be eligible to participate in all corporate benefit programs in accordance with standard policies and procedures in effect from time to time.
Severance:
If your employment is terminated by the Company without Cause, or you resign for Good Reason, then, subject to your execution and delivery of a release of claims in the form provided by the Company (which form shall be substantially consistent with the Company’s then-current standard form of release of claims) and such release becoming effective and irrevocable within the time period specified therein, you will be entitled to receive the following severance payments and benefits:
(i) cash severance equal to 12 months of your then-current annual base salary, payable in installments over the 12 months following your termination date (provided that any installments that would otherwise have been paid during the period between your termination date and the 60th day following your termination date shall be accumulated and paid on the first regularly scheduled payroll date occurring after the 60th day following your termination date);
(ii) a prorated bonus, payable within 60 days following your termination date, equal to the product of your then-current target bonus multiplied by a fraction, the numerator of which is the number of days from January 1 of the fiscal year in which your termination date occurs through the earlier of your termination date and December 31 of such fiscal year and the denominator of which is the total number of days in such fiscal year; and
(iii) continued participation in the Company medical, dental and vision benefit plans in which you participated immediately prior to your termination of employment for one year following your termination of employment, subject to your continued payment of the applicable premiums at active employee rates (provided that you shall be obligated to refund to the Company any portion of the employer premium subsidy provided during the period between your termination date and the 60th day after your termination date in the event that you do not satisfy the release requirement described above).
Your rate of annual base salary used for purposes of calculating the cash severance and prorated bonus described above will be the rate set forth above in the section of this Term Sheet labelled “Annual Base Salary”, as such rate may be increased from time to time, without regard to any salary rate reduction implemented afterward (whether or not such reduction would constitute Good Reason).
You will be eligible to participate in the Company’s Change in Control Severance Plan in accordance with its terms as in effect from time to time.

Certain Definitions:	For purposes of the Agreement, the following capitalized terms
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 shall have the following meanings:
“Cause” means:
(i) your willful and continued failure to substantially perform your employment duties (other than such failure resulting from physical or mental incapacity), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes you have failed to perform your duties, and after you have failed to resume substantial performance of your duties on a continuous basis within thirty (30) calendar days of receiving such demand;
(ii) the Company’s determination, in good faith, that you have engaged in willful misconduct or gross negligence relating to the business of the Company;
(iii) a plea of guilty or nolo contendere by you to, or your conviction of, a felony under federal or state law; or
(iv) your material breach of any written policy of the Company, including without limitation the Company’s Code of Conduct.
“Good Reason” means, without your express written consent, the occurrence of any of the following events:
(i) a reduction in your annual base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of substantially the entire senior management team; or
(ii) any material reduction in your authority, duties or responsibilities;
provided, however, that Good Reason shall not exist unless (A) you provide written notice to the Company within 90 days of the initial occurrence of any of the events described in clause (i) or (ii), or, if later, the date on which you first have knowledge of the circumstances constituting such event; (B) the Company fails to cure the event or circumstances within thirty (30) days after receipt of such notice; and (C) your termination of employment is effective not later than 180 days following the initial existence of the event giving rise to Good Reason.
Resignation by you for purposes of accepting employment with another organization or in another location shall not be considered a resignation for Good Reason.

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Exhibit B
Restrictive Covenants
1.Non-Competition. During your employment with the Company and for a period of one year thereafter (the “Restriction Period”), you shall not, to the detriment of any member of the Company Group (as defined below), directly or indirectly, as an owner, partner, employee, agent, consultant, advisor, servant or contractor, engage in or facilitate or support others to engage in any Competing Business Line, or otherwise engage in Competing Services. This provision shall not prevent you from owning less than 1% of a publicly owned entity or less than 3% of a private equity fund. For purposes of this provision, (A) “Competing Business Line” means any business that is in competition with any business engaged in by the Company or its Subsidiaries with respect to which you provide services, or about which you received Confidential Information (as defined below) and (B) you will be deemed to be providing “Competing Services” if the nature of such services are sufficiently similar in position scope and geographic scope to any position held by you during you employment with the Company or its Subsidiaries, such that engaging in such services on behalf of a Competing Business Line would threaten the Company’s or its Subsidiaries’ legitimate business interests. “Company Group” means, collectively, the Company, WESCO Distribution, Inc., Anixter Inc., and their respective subsidiaries and affiliates.
2.Customer Non-Solicitation. During your employment with the Company and during the Restriction Period, you shall not directly or indirectly call upon, contact or solicit any customer or prospective customer of any member of the Company Group, (i) with whom you dealt directly or indirectly or for which you had responsibility while employed by the Company, or (ii) about whom you acquired Confidential Information during your employment with the Company, for the purpose of offering, selling or providing products or services that are competitive with those then offered by any member of the Company Group. You shall not solicit or divert, or attempt to solicit or divert, either directly or indirectly, any opportunity or business of any member of the Company Group to any competitor.
3.Employee Non-Solicitation. During your employment with the Company and during the Restriction Period, you shall not, directly or indirectly, solicit the employment of or hire as an employee or consultant or agent (i) any employee of any member of the Company Group or (ii) any former employee of any member of the Company Group whose employment ceased within 180 days prior to the date of such solicitation of hiring.
4.Reasonableness. You understand that the provisions of clauses (1), (2) and (3) may limit your ability to earn a livelihood in a business similar to the businesses of the Company Group but nevertheless agree and hereby acknowledge that the restrictions and limitations thereof are reasonable in scope, area, and duration, are reasonably necessary to protect the goodwill and business interests of the Company, and that the consideration provided under, or contemplated by, this Agreement is sufficient to justify the restrictions contained in such provisions. Accordingly, in consideration thereof and in light of your education, skills and abilities, you agree that you shall not assert that, and it should not be considered that, such provisions are either unreasonable in scope, area, or duration, or will prevent you from earning a living, or otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.
5.Nondisparagement. You shall not disparage, malign, or otherwise say or do anything which is intended to or could reasonably be expected to adversely affect the reputation or standing of the Company.
6.Enforcement.
(1)The parties hereto agree and acknowledge that the covenants and agreements contained herein are reasonable in scope, area, and duration and necessary to protect the reasonable competitive business interests of the Company Group, including, without limitation, the value of the proprietary information and goodwill of the Company Group.
(2)You agree that the covenants and undertakings contained in this Exhibit B relate to matters which are of a special, unique and extraordinary character and that the Company cannot be reasonably or adequately compensated in damages in an action at law in the event that you breach any of these covenants or undertakings. Therefore, you agree that the Company shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by you and such other persons as the court shall order. You agree to pay costs and legal fees incurred by the Company in obtaining such injunction and the Company agrees to pay costs and legal fees incurred by you in any unsuccessful effort to obtain such injunction.
(3)Rights and remedies provided for in this clause are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.
(4)In the event that any provision of this Exhibit B shall to any extent be held invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Exhibit B and the application of such provision of this Exhibit B to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Exhibit B is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions to the minimum extent necessary) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Exhibit B, then that unenforceable covenant contained in this Exhibit B shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period
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or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.
7.“Confidential Information” means information regarding the business or operations of the Company Group, both oral and written, including, but not limited to, documents and Company Group information contained in such documents; drawings; designs; plans; specifications; instructions; data; manuals; electronic media such as computer disks, computer programs, and data stored electronically; security code numbers; financial, marketing and strategic information; product pricing and customer information, that any member of the Company Group discloses to you or you otherwise learn or ascertain in any manner as a result of, or in relation to, your employment with the Company Group. Other than as required by applicable law, you agree: (i) to use Confidential Information only for the purposes required or appropriate for your employment with the Company Group; (ii) not to disclose to anyone Confidential Information without the Company’s prior written approval; and (iii) not to allow anyone’s use or access to Confidential Information, other than as required or appropriate for your employment with the Company Group. The foregoing shall not apply to information that is in the public domain, provided that you were not responsible, directly or indirectly, for such information entering into public domain without the Company’s approval. You agree to return to the Company all Confidential Information in your possession upon termination of your employment or at any time requested by the Company.
8.The non-competition, non-solicitation, non-disparagement, and confidentiality covenants set forth in this Exhibit B shall be in addition to, and shall not be deemed to supersede, any other similar covenants between you and the Company.

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